Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Partners
Lepercq Corporate Income Fund L.P.:

We consent to the use of our report dated February 26, 2015, with respect to the consolidated financial statements and the related financial statement schedule of Lepercq Corporate Income Fund L.P. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

New York, New York
August 14, 2015